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November 14, 2003

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously engaged as principal accountants to audit the consolidated financial statements of AlphStar Insurance Group Limited as of and for the year ended December 31, 2002. On September 16, 2003 we resigned. We have read AlphaStar Insurance Group Limited's statements included under Item 4 of its Form 8-K dated November 3, 2003, and we agree with such statements, except as follows:

     1. We are not in a position to agree or disagree with AlphaStar Insurance Group Limited's statements (i) that the change was not recommended or approved by the Company's Board of Directors, Audit Committee or any other Committee thereof, (ii) that discuss Arthur Andersen in the third paragraph or that discuss Arthur Andersen's audit and certification of the December 31, 2001 balance sheet accounts for the Company and its subsidiaries, and
          (iii) that the Company has not retained a new independent accountant as of the date of filing the Form 8-K.

     2. We do not agree with the Company's statement in paragraph (d) (1) that "KPMG had advised the Company that, subject to the resolution of the matters discussed in (c)(1), above, the possible effect of such resolution on the ability of a significant subsidiary of the Company to recognize part or all of a deferred tax asset and the completion of audit procedures related to the adverse litigation decision received on July 8, 2003 (and disclosed in a press release dated July 8, 2003), no information has come to KPMG's attention that it has concluded materially impacts the fairness or reliability of either (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to the accountant's satisfaction, would prevent it from rendering an unqualified audit report on those financial statements, irrespective of reference to substantial doubt concerning the ability of the Company to continue as a going concern, which KPMG indicated prior to its resignation would be included in its report)".

          Additionally, with respect to the Company's reference in paragraph (d) (1) to deferred taxes, KPMG had advised the Company that in KPMG's view the Company did not support the recoverability of the deferred tax asset at December 31, 2002.

          Prior to our resignation KPMG had communicated to the Company that KPMG's report would include a reference to substantial doubt concerning the ability of the Company to continue as a going concern.

          Prior to our resignation KPMG had communicated to the Company the following as items that needed to be addressed before KPMG could perform whatever other audit procedures were deemed necessary to complete the audit of the December 31, 2002 financial statements:

     1. Completion of agents' balances receivable account audit work, including re-audit of the December 31, 2001 balances and possibly re-audit of all December 31, 2001 balance sheet accounts,

     2. Completion of audit procedures related to the adverse litigation decision, as referred to in paragraph (d)(1), and

     3. Resolution of the accounting and disclosure for the operations of certain subsidiaries, the sales of which were pending but had not been completed, and the completion of the related audit procedures.

Very truly yours,

/s/ KPMG LLP